As filed with the Securities and Exchange Commission on May 10, 2023

Registration No. 333-268187

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM F-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BRERA HOLDINGS PLC

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Ireland	7900	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Connaught House, 5th Floor

One Burlington Road

Dublin 4

D04 C5Y6

Ireland

+353 1 237 3700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Ross Carmel, Esq. Carmel, Milazzo & Feil LLP 55 West 39th Street, 18th Floor New York, NY 10018 (212) 658-0458

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On November 4, 2022, Brera Holdings PLC, an Irish public limited company (the “Company”), filed a registration statement on Form F-1 (File No. 333-268187) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement was originally declared effective by the SEC on January 26, 2023.

The Registration Statement contained two prospectuses, as set forth below.

●	Public Offering Prospectus. A prospectus used for the initial public offering of 1,500,000 Class B Ordinary Shares, nominal value $0.005 per share (the “Class B Ordinary Shares”), through the underwriter named on the cover page of the prospectus contained in the Registration Statement relating to the initial public offering, not including additional shares that were issuable upon exercise of the underwriters’ over-allotment option, and the offer and sale of one or more warrants to the representative of the underwriters in connection with the Company’s initial public offering to purchase 105,000 Class B Ordinary Shares (collectively, the “Representative’s Warrant”), not including additional Class B Ordinary Shares upon exercise of such warrant(s) upon exercise of the underwriters’ over-allotment option (the “Public Offering Prospectus”).

●	Resale Prospectus. A prospectus used for the resale by certain selling stockholders of 1,705,000 Class B Ordinary Shares (the “Resale Prospectus”).

The initial public offering has been completed and the underwriters did not exercise their over-allotment option. Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement concerns only the 105,000 Class B Ordinary Shares issuable upon exercise of the Representative’s Warrant, which remains unexercised and outstanding, and the resale by the selling stockholders of 1,705,000 Class B Ordinary Shares.

This Post-Effective Amendment No. 1 to the Registration Statement is being filed to (i) include an updated Public Offering Prospectus relating to the offer and sale of 105,000 Class B Ordinary Shares, issuable upon the exercise of the Representative’s Warrant, (ii) include an updated Resale Prospectus relating to the resale of 1,705,000 Class B Ordinary Shares by the selling stockholders, and (iii) incorporate by reference the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022 that was filed with the SEC on May 1, 2023 (the “Annual Report”) and the Company’s Reports on Form 6-K filed since December 31, 2022, and to make certain corresponding changes in the Registration Statement. No additional securities are being registered under this Post-Effective Amendment No. 1 to the Registration Statement and all applicable registration and filing fees were paid at the time of the initial filing of the Registration Statement.

The updated Public Offering Prospectus and the updated Resale Prospectus contained in this Post-Effective Amendment No. 1 to the Registration Statement are substantively identical, except for the following principal points:

●	they contain different front and back covers;

●	they contain different “The Offering” sections in the “Prospectus Summary” section;

●	they contain different “Use of Proceeds” sections;

●	a “Selling Shareholders” section is included in the Resale Prospectus; and

●	they contain different “Plan of Distribution” sections.

The Company has included in this Post-Effective Amendment No. 1 to the Registration Statement a set of alternate pages after the back cover page of the updated Public Offering Prospectus, which we refer to as the Alternate Pages, to reflect the foregoing differences in the updated Resale Prospectus as compared to the updated Public Offering Prospectus. The updated Public Offering Prospectus will exclude the Alternate Pages. The updated Resale Prospectus will be substantively identical to the updated Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the selling stockholders.

For the avoidance of doubt, any offer of securities (within the meaning of the Prospectus Regulation (EU) 2017/1129 (the “Prospectus Regulation”)) contained in this prospectus is addressed to less than 150 natural or legal persons per member state of the European Union and accordingly, there is no legal obligation or requirement to publish this prospectus in the European Union in accordance with the provisions of the Prospectus Regulation.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 10, 2023

PRELIMINARY PROSPECTUS

Brera Holdings PLC

105,000 Class B Ordinary Shares Issuable Upon Exercise of Outstanding Representative’s Warrant

This prospectus relates to 105,000 Class B Ordinary Shares, nominal value $0.005 per share (the “Class B Ordinary Shares”), issuable upon the exercise of a warrant issued to the representative of the underwriters in connection with our initial public offering (the “Representative’s Warrant”). As of the date of this prospectus, the Representative’s Warrant remains unexercised.

The Representative’s Warrant is exercisable upon payment of the exercise price of $5.00 per share in order to obtain the Class B Ordinary Shares to which this prospectus relates. We will receive proceeds from any cash exercise of the Representative’s Warrant, but not from the sale of the underlying Class B Ordinary Shares. Please see the section titled “Plan of Distribution” for more information regarding the offering.

Our Class B Ordinary Shares are listed on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”), under the symbol “BREA”. As of May 9, 2023, the last reported sales price of our Class B Ordinary Shares on Nasdaq was $2.38. The Representative’s Warrant is not listed on any securities exchange or nationally recognized trading system.

We have two classes of authorized ordinary shares, Class A Ordinary Shares, nominal value $0.005 per share (the “Class A Ordinary Shares”), and Class B Ordinary Shares. The rights of the holders of Class A Ordinary Shares and Class B Ordinary Shares are identical, except with respect to voting and conversion. The Class A Ordinary Shares generally vote together with the Class B Ordinary Shares as a group, unless otherwise prohibited by law. Each Class A Ordinary Share is entitled to ten votes and is convertible into one Class B Ordinary Share. Each Class B Ordinary Shares is entitled to one vote and is not convertible.

As of the date of this prospectus, our founders, the holders of our outstanding Class A Ordinary Shares, collectively held approximately 95.4% of the voting power of our outstanding share capital and collectively are therefore our controlling shareholders. The holders of our Class A Ordinary Shares are Alessandro Aleotti, our Chief Strategy Officer and a director; Leonardo Aleotti, the adult son of Alessandro Aleotti; Daniel Joseph McClory, our Executive Chairman and a director; Pinehurst Partners LLC, which is controlled by Daniel Joseph McClory; Marco Sala, a former director; and Niteroi Spa, which is controlled by Adrio Maria de Carolis, a former director. Furthermore, Alessandro Aleotti, Daniel Joseph McClory, and Adrio Mario de Carolis directly or indirectly control approximately 31.7%, 28.5% and 31.0% of all voting rights, respectively. Therefore, each of these beneficial owners may have controlling voting power. Our key officers and directors collectively beneficially own approximately 46.9% of our outstanding share capital and collectively have approximately 60.7% of voting power in the Company. As a result, they have controlling voting power and the ability to approve all matters submitted to our shareholders for approval.

As a result, we are a “controlled company” under Nasdaq’s rules, and, as such, may elect to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq, although we do not intend to do so. See “Item 3.D. Risk Factors—Risks Related to the Ownership of Our Class B Ordinary Shares—As a ‘controlled company’ under the rules of Nasdaq, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2022 (the “Annual Report”), which is incorporated by reference into this prospectus.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Item 3.D. Risk Factors—Risks Related to the Ownership of Our Class B Ordinary Shares—We are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our shareholders could receive less information than they might expect to receive from more mature public companies.” in the Annual Report, which is incorporated by reference into this prospectus.

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our securities under the heading “Risk Factors” beginning on page 9 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2023

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any related free writing prospectus, or any sale of a security.

We are incorporated under the laws of Ireland. Under the rules of the U.S. Securities and Exchange Commission (the “SEC”), we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Exchange Act. See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

For investors outside the United States: Neither we, nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class B Ordinary Shares and the distribution of this prospectus outside the United States.

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NOTES ON PROSPECTUS PRESENTATION

We are responsible for the information contained in this prospectus. Certain market data and other statistical information contained in this prospectus are based on information from independent industry organizations, publications, surveys and forecasts. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed above, our internal research and our knowledge of the Italian football industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

For the avoidance of doubt, any offer of securities (within the meaning of the Prospectus Regulation (EU) 2017/1129 (the “Prospectus Regulation”)) contained in this prospectus is addressed to less than 150 natural or legal persons per member state of the European Union and accordingly, there is no legal obligation or requirement to publish this prospectus in the European Union in accordance with the provisions of the Prospectus Regulation.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

Our reporting currency and our functional currency is EUR euros. This prospectus contains translations of EUR euros into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from EUR euros into U.S. dollars in this prospectus were made at a rate of €0.9346 per $1.00, the noon buying rate as set forth in the H.10 statistical release of the U.S. Federal Reserve Board in effect as of December 30, 2022. On May 5, 2023, the noon buying rate for EUR euros was €0.9069 per $1.00. We make no representation that the EUR euro or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or EUR euros, as the case may be, at any particular rate or at all.

All references to “U.S. dollars,” “dollars,” “USD” and “$” are to the legal currency of the United States, all references to “EUR euros”, “euros” and “€” are to the legal currency of the European Union, and all references to “MKD” are to the legal currency of North Macedonia.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to:

●	“we,” “us,” “our,” “the Company,” “our company,” or “Brera Holdings” are to Brera Holdings PLC, including its subsidiaries.

●	“Class A Ordinary Shares” are to our Class A Ordinary Shares, nominal value $0.005 per share.

●	“Class B Ordinary Shares” are to our Class B Ordinary Shares, nominal value $0.005 per share.

●	“Nasdaq” are to the Nasdaq Capital Market tier operated by The Nasdaq Stock Market LLC.

●	“Exchange Act” are to the Securities Exchange Act of 1934, as amended.

●	“Securities Act” are to the Securities Act of 1933, as amended.

●	“Commission” are to the Securities and Exchange Commission.

●	“football” are to the sport commonly referred to as “soccer” in the United States.

●	“Brera Milano” and “KAP” are to Brera Milano S.r.l., formerly KAP S.r.l., an Italian limited liability company (società a responsabilità limitata), which is our wholly-owned subsidiary.

●	“Fudbalski Klub Akademija Pandev,” “FKAP,” and “Akademija Pandev” are to Fudbalski Klub Akademija Pandev, a joint stock company organized under the laws of North Macedonia, which is our 90%-owned subsidiary.

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●	“FIFA” are to the Federation Internationale de Football Association, or International Federation of Association Football, the international governing body of association football.

●	“CONIFA” are to the Confederation of Independent Football Associations, the international governing body for association football teams that are not affiliated with FIFA.

●	“UEFA” are to the Union of European Football Associations, the governing body of European football and the umbrella organization for 55 national associations.

●	“FIGC” are to the Federazione Italiana Giuoco Calcio, or Italian Football Federation, the governing body of football in Italy and organizes the Italian football league.

●	“NOIF” are to the Norme organizzative interne della FIGC, or Internal Organizational Rules of the FIGC, the rules that govern all aspects of Italian football.

●	“Italian football” are to the Italian football league system, which consists of nine national and regional tournament levels, the first three being professional, while the remaining six are amateur, from highest level to lowest level are: Serie A, Serie B, Serie C, Serie D, Eccellenza, Promozione, Prima Categoria, Seconda Categoria, and Terza Categoria.

●	“FCD Brera,” “Brera FC,” “Brera Calcio” and “third team of Milan” are to the “Brera Football Club”.

●	“first team” are to the players selected to play for the most senior team in a football club.

●	“FENIX Trophy” are to the FENIX Trophy, which is a non-professional pan-European football tournament recognized by UEFA, which inaugurally ran from September 2021 to June 2022 and was organized by Brera FC. “FENIX” is intended to be an acronym for “Friendly European Non-professional Innovative Xenial”.

●	“Annual Report” are to the Annual Report on Form 20-F for the fiscal year ended December 31, 2022 filed on May 1, 2023.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Class B Ordinary Shares. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, unless the context indicates otherwise, “we,” “us,” “our,” “our company,” “Brera Holdings,” and similar references refer to Brera Holdings PLC, a public company limited by shares incorporated in the Republic of Ireland and its consolidated subsidiaries.

Our Company

Overview

Brera Holdings PLC is an Irish holding company focused on expanding social impact football by developing a global portfolio of emerging football clubs with increased opportunities to earn tournament prizes, gain sponsorships, and provide other professional football and related consulting services. We seek to build on the legacy and brand of Brera FC, the first football club that we acquired in July 2022. Brera FC is an amateur football association which has been building an alternative football legacy since its founding in 2000. We are focused on bottom-up value creation from sports clubs and talent outside mainstream markets, innovation-powered business growth, and socially-impactful outcomes.

Football is one of the most popular spectator sports on Earth, with a global market valued at $1.8 billion in 2019, projected to reach $3.8 billion by 2027, with Europe currently being the largest market (“Global football market by type, manufacturing process and distribution channel: global opportunity analysis and industry forecast, 2021–2027,” May 2021). We believe that the leaders in the football industry, as with all enterprises, must demonstrate an awareness of social issues. We believe that teams that do not demonstrate such awareness will not succeed, and that the European football industry is signaling a need for socially-impactful ways to expand access to capital and revenues.

With this in mind, we organized, promoted and participated in the FENIX Trophy, our newly formed non-professional pan-European football tournament recognized by UEFA. As noted above, FENIX is an acronym for “Friendly European Non-professional Innovative Xenial”. The FENIX Trophy was intended to allow Brera FC to connect with the local community, increase our fanbase, and develop important relationships with other European football clubs. We believe that discussions about the FENIX Trophy spread awareness of these tenets of social impact football. We also believe that the competition’s meaning goes beyond the game itself. It is an immersive experience meant to highlight the best practices within non-professional football: sportsmanship, bonds with the local community, sustainability, use of technology, and friendship among clubs. We therefore believe the FENIX Trophy will significantly support our social-impact football value proposition. The FENIX Trophy was inaugurated in 2021 and had its first tournament from September 2021 to June 2022. We believe that the initial competition met or exceeded our expectations of its value for our social-impact football brand. The tournament was a public relations success – the Final Eight of the FENIX Trophy tournament, which took place in Rimini, Italy in June 2022, enjoyed extensive national (SKY Sports TV) and international (ZDF) media coverage. We intend to capitalize on this success in the FENIX Trophy’s 2022-2023 tournament, which is currently in progress.

We also expect that social awareness and impact will become a growing public focus, especially in the wake of the 2022 FIFA World Cup. As such, while the “transfer market,” in which teams can transfer players and managers in exchange for significant compensation both to the transferring teams and the transferred individuals, is expected to continue, we believe that it must ultimately be part of a vision of football that includes a bottom-up nurturing of players, including those from disadvantaged backgrounds or communities, such as those historically and currently competing for Brera FC. We intend to be a leader in guiding the industry toward a more inclusive approach to professional football, through the use of unconventional routes and undiscovered markets with the aim to unleash their full potential.

To that end, we are developing our “Global Football Group” portfolio of professional football clubs. Our Global Football Group will be modeled on the collaborative, brand-aligned holding company structure of Manchester, England-based City Football Group Limited. Under our Global Football Group structure, we intend to acquire top-division football teams in Africa, South America, Eastern Europe, and potentially other emerging markets, and give them access to the global transfer market. We likewise expect that acquisitions of Eastern European and other non-mainstream market teams will enable us to compete and potentially win significant revenue in UEFA and potentially other regional competitions. We believe that Brera FC’s brand of social impact football and our Global Football Group portfolio of local football club favorites will also allow us to gain increasing sponsorship revenue. We intend to expand on our noncompetitive children’s football school offerings, which we expect will generate significant revenue as well as enhance our social impact football brand and related value. Based on these and other innovative initiatives, we expect that our experience with innovative capital-raising and revenue-generating activities will draw further revenue in the form of consulting opportunities from football clubs, associations, investors and others.

Our Historical Performance

The Company had net cash of approximately €347,229, and our net loss was approximately €1,226,855, as of December 31, 2022. However, in January 2023, the Company completed an equity offering which generated net proceeds of $6.9 million. Consequently, the Company’s existing cash resources and the cash received from the equity offering are expected to provide sufficient funds to carry out the Company’s planned operations through the next 12 months.

Our Market Opportunity and Business Model

Building on the Brera FC brand and existing network of business relationships, we will utilize Brera Milano’s more than ten years of know-how in communications, marketing, and consulting capabilities, to deliver effective, monetizable projects. We expect to leverage our knowledge in talent training in the following markets:

●	Market for Football Competition Prizes. In the European countries in which we intend to operate, we intend to pursue the UEFA competitions market with at least three top-division teams. There are three UEFA competitions: The Champions League, or the CL, the Europa League, or the EL, and the Europa Conference League, or the Conference. A base participation prize is awarded to each of the 32 clubs that are admitted to the “group stage” of each UEFA competition. For the 2021-2022 season, the base participation prize for each club was €15.64 million for the CL, €3.63 million for the EL and €2.94 million for the Conference. Each competition has different rules for how a club may take one of the 32 places in the competition’s group stage, but generally they are admitted either automatically based on UEFA’s access criteria or gain admission through qualifiers. For the CL, 26 clubs are automatically admitted to the group stage based on UEFA’s criteria, and the remaining six places are divided between clubs that qualify by being league champions or by finishing second to fourth in their national championship. For the EL, 12 clubs are automatically admitted based on UEFA’s criteria, 10 are admitted by transfer from the CL by losing either of the CL’s play-off or third qualifying rounds, and 10 are winners of the EL play-off round. For the Conference, 10 are admitted after losing the EL play-off round, and 22 are admitted after winning the Conference play-off round. Clubs from smaller European countries, including the Eastern European countries where we are exploring club acquisition opportunities as discussed below, generally cannot gain automatic admission to the CL or EL due to the effect of certain coefficients that the UEFA uses to form the automatic access lists for these competitions, but they can potentially reach the group stage through the CL, EL or Conference qualifiers. In addition, participants in certain competition qualifiers can also receive participation prizes without reaching a competition’s group stage, ranging from €150,000 in case of elimination in the first round of the Conference qualifiers, up to €5 million in the event of elimination in the last round of the CL play-off round. These prizes can generate high profit margins, especially for those clubs with lower operating costs which we are targeting for acquisition. In African, South American, or other non-European markets in which we expect to acquire clubs, we likewise expect that our anticipated clubs will compete for substantial competition prizes.

●	Global Transfer Market. Each professional club we may own or manage as part of our Global Football Group is expected to provide us with professional players, and we may negotiate advantageous fees for such players’ transfers to other clubs. We believe that we can take advantage of player demographics and geographic locations that have not previously been fully utilized in the global transfer market. In particular, we believe that the markets for younger players, particularly from Eastern Europe, Africa and South America, are underutilized, and we plan to access, and provide access to other clubs to these potentially important transfer market resources. In all these regions, we believe that we can capitalize on their lower levels of football league development and less-well-resourced local competition in accessing and developing significant football talent that would otherwise not realize its full potential. For example, South American players, who do not have dual citizenship with a European country, represent a particularly large percentage of the football population in South America and only very few are involved in transfers, leaving a significant amount of talent unrealized. We likewise see substantial potential from some of the clubs in these regions due to existing local and global fanbases, iconic local stadia, and other attributes. Our goal is to build a valuable niche through participation in international tournaments and major showcases for the 17-19 age bracket. This opportunity will require our acquisition model to be flexible in order to comply with applicable local immigration laws and regulations. See “Item 4.B. Business Overview” in the Annual Report.

●	Sponsorships. By seeking to own or manage clubs in different countries and continents in our Global Football Group, we believe we will be able to attract more companies and organizations as partners/sponsors for international communication campaigns. We believe that the marketability of Brera FC’s social impact football brand will have great sponsorship potential, based on a business model that combines the anticipated lower operational costs of football clubs that we would potentially own or manage in countries with lower costs of goods and services in general, which may allow us to provide more competitive terms for sponsors with limited sponsorship budgets, even those of large international commercial brands. We expect that the social impact aspects of our teams and FENIX Trophy tournament may appeal to sponsors whose brands or management are seeking to promote their social impact-related goals. In addition, by pooling more clubs under one brand or management structure, we believe that we may be able to offer the benefit of greater economies of scale for potential sponsors, as demonstrated by the creation of global football brands such as City Football Group Limited. On August 16, 2022, we entered into a sponsorship agreement with Akademija Pandev for their use of the Brera trademarks during the 2022-23 football season, which we extended to December 31, 2023, on November 25, 2022.

●	Football School Services. Parents and children are seeking constructive, noncompetitive sports and social engagement for children with one other and adult figures and role models like coaches and parents to emphasize the cooperative and fun aspects of football. Our football school has grown over the years, and now engages over 350 children at our two school locations in Italy: Arena Civica and Brera Football Village. We believe that as one of our most appreciated enterprises at the local community level, as well as an important source of revenue, there is significant demand for this service.

●	Consulting. We believe that football clubs, associations, investors, and others are seeking innovative ways to enhance access to capital and revenue opportunities for football clubs. Our social impact football experience provides a basis for us to provide consulting services to assist them with these needs. Part of the unique consultancy support we expect to offer is to assist companies with products and services related to the concept of “italicity”. This concept, coined by Piero Bassetti, a Milan-based intellectual and author of several books, refers to a sense of belonging to the Italian culture regardless of citizenship status, through a perceived affinity with Italian traditions, fashions, lifestyles, arts, cuisines, or other aspects of Italian culture. Mr. Bassetti is expected to be an important partner on Brera Holdings’ consultancy projects.

Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

●	Strong brand recognition. Since our founding in 2000, we have gained significant brand recognition in Italy but particularly in the Milan metropolitan area and the Lombardy region. The Brera FC registered trademark, “Brera Football Club,” which we own and license to Brera FC, has achieved widespread recognition, as confirmed by opinion polls that we commissioned. Based on these polling results, Brera FC is clearly recognized as “the third team of Milan,” and also as a sports brand particularly attentive to social initiatives. The relevance of the brand is not only local or national, but also global, as indicated by the high number of international followers on social media, such as Facebook, Instagram, YouTube, and Twitter, and substantial foreign press coverage.

●	Substantial international relationships. Brera FC has strong international relationships, due to its long history of international player rosters and “cult club” status, with many fans outside Italy, and its ability to start football projects on an international level. For example, our first team in the 2003/2004 and 2006/2007 seasons included Italo-Argentine players; we participated in the Viareggio Tournament with a team which included young Gabonese football players; our practice of twinning with similar clubs outside Italy, such as the Brooklyn Italians in the United States; and the organization of the FENIX Trophy, the first European tournament recognized by UEFA for cult amateur clubs. We intend to build on this experience by acquiring top-division football teams across a number of emerging geographic regions with equally emerging football talent, helping them grow like Brera FC, and deriving the related and potentially substantial revenue opportunities.

●	Solid record of social impact programs. Brera FC has carried out many projects that have used football as a tool for social impact. Some of the most significant projects have been the creation of the MilanoMondo football team from 2000 to 2003 which included immigrants residing in Milan; the FreeOpera Brera squad from 2003 to 2005, which was the first football team set up inside a prison to participate in an official FIGC championship; the management of the European football team of the Roma and Sinti ethnic group, which participated in competitions organized by CONIFA, from 2015 to 2018; and, in the last five years, managing players with asylum seeker status, which has been the subject of a research project carried out by the Department of Psychology of the Catholic University of Milan. On October 7, 2022, the Internet Marketing Association at its IMPACT 22 Conference named Brera FC as its award recipient for “Social Impact Through Soccer,” recognizing the Company’s focus at an international level with this distinction.

Our Growth Strategies

The key elements of our strategy to expand our business include the following:

●	Focus on long-term fans, supporters, and sponsors. We intend to focus on retaining and strengthening our long-term fans, supporters, and sponsors, building on these existing ongoing strategic relationships. Our fans and followers have demonstrated substantial brand loyalty in Milan, based on a recent survey. We have approximately 10,000 followers and over 300,000 unique social media views on our social network platforms, and significant international brand recognition is reflected by press coverage. We believe that these attributes will be attractive to many sponsors seeking to target these audiences with a social impact message. We will aim to enhance all of these attributes in order to seek rapid business growth.

●	Expansion of fanbase through local marketing, social media and social-impact initiatives. We intend to capitalize on Brera FC’s reputation as a socially-impactful sports team. We will enhance our public relations efforts in the Milan area, aimed at increasing our community of fans and our followers on social networks, with a viral marketing strategy that will showcase our brand’s unique persona in an entertaining and engaging way. Our startup incubator will seek to sustain and expand acquired fanbases through appropriate brand-alignment. We will also continue and expand on our popular line of social impact football projects, headed by our noncompetitive football schools, as well as other special projects. For example, we recently offered occupational training services to inmates at Milan prison facilities through participation in courses recognized by the Italian Football Federation to expand opportunities for earning a federal referee license. We also intend to develop a women’s football section in every country in which we acquire a club.

●	International expansion. We intend to simultaneously pursue international expansion and licensing of the Brera FC brand, in Eastern Europe, Africa, and South America, through the potential acquisition and, where appropriate, renaming of football teams with the objective of enhancing the players on these teams to place them on the professional transfer market and obtain prizes related to participation rights in UEFA or other competitions. In North Macedonia, we entered into a Share Purchase Agreement to acquire 90% of the outstanding common shares of Akademija Pandev, a Serie A-equivalent club; in Mozambique, we entered into a Contract with Tchumene FC Sports Association for a strategic partnership and club rebranding; and in Buenos Aires, we are in discussions to acquire a five-year management contract for an Argentinean Serie C-equivalent club. The choice of countries derives from an in-depth analysis of the football, regulatory and economic parameters that are key to our business model.

Implications of Being an Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Act of 2012, as amended, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which could occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

Once the registration statement of which this prospectus is a part is declared effective by the U.S. Securities and Exchange Commission, or the SEC, we will become subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file certain reports with the SEC. As a foreign private issuer, we will not be subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also will have four months after the end of each fiscal year to file our annual reports with the SEC and we will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present our financial statements pursuant to International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, instead of pursuant to U.S. generally accepted accounting principles. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we will also not be subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we will be permitted to follow certain home country corporate governance practices instead of those otherwise required under the listing rules of The Nasdaq Stock Market, or Nasdaq, for domestic U.S. issuers. We may take advantage of these home country exemptions, including the following:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

●	Exemption from Section 16 rules regarding sales of ordinary shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require director approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

●	Exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

See “Item 16G. Corporate Governance” in the Annual Report for more information. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

Dual Class Structure

Under our constitution, we are authorized to issue two classes of ordinary shares, Class A Ordinary Shares and Class B Ordinary Shares, and any number of classes of preferred shares. Class A Ordinary Shares are entitled to ten votes per share on proposals requiring or requesting shareholder approval, unless prohibited by law, and Class B Ordinary Shares are entitled to one vote on any such matter. Class A Ordinary Shares are convertible to Class B Ordinary Shares as follows: (i) at the option of the holder of Class A Ordinary Shares without the payment of additional consideration or (ii) automatically upon the transfer of Class A Ordinary Shares, except that the transfer of Class A Ordinary Shares to another holder of Class A Ordinary Shares will not result in such automatic conversion. Class B Ordinary Shares are not convertible. Other than as to voting and conversion rights, Class A Ordinary Shares and Class B Ordinary Shares have the same rights and preferences and rank equally.

In this offering, we are offering Class B Ordinary Shares. Our founders, some of whom are also some of our officers and directors, own 7,700,000 Class A Ordinary Shares, which amounts to 77,000,000 votes. Prior to the initial public offering, there were 7,700,000 Class A Ordinary Shares outstanding representing voting power of 77,000,000 votes, 2,205,000 Class B Ordinary Shares outstanding representing voting power of 2,205,000 votes, and no preferred shares outstanding. As a result, out of a total of 9,905,000 shares of outstanding ordinary shares representing total voting power of 79,205,000 votes, our founders collectively controlled approximately 97.2% of the voting power before the initial public offering. Following the initial public offering and as of the date of this prospectus, there are 7,700,000 Class A Ordinary Shares outstanding representing voting power of 77,000,000 votes, 3,705,000 Class B Ordinary Shares outstanding representing voting power of 3,705,000 votes, and no preferred shares outstanding. Our officers and directors collectively maintain controlling voting power in the Company based on collectively having approximately 95.4% of all voting rights. This concentrated control may limit or preclude the ability of others to influence corporate matters including significant business decisions for the foreseeable future.

Our Corporate History and Structure

We were incorporated pursuant to the laws of Ireland as Brera Holdings Limited, a private company limited by shares, on June 30, 2022, to become the holding company for Brera Milano S.r.l., an Italian limited liability company (società a responsabilità limitata), or Brera Milano. Brera Milano, the operating company and subsidiary of Brera Holdings Limited, was formed on December 20, 2016, and was named KAP S.r.l. until September 9, 2022. KAP was acquired by us on July 29, 2022. KAP was renamed Brera Milano S.r.l. on September 9, 2022. Brera Holdings Limited re-registered as an Irish public limited company and was renamed as Brera Holdings PLC on October 27, 2022. On April 28, 2023, we acquired 90% of the outstanding common shares of Fudbalski Klub Akademija Pandev, a joint stock company organized under the laws of North Macedonia on June 9, 2017, or Akademija Pandev, which owns the football club of the same name that was founded in 2010.

Our corporate address and registered office are located at Connaught House, 5th Floor, One Burlington Road, Dublin 4, DO4 C5Y6, Ireland. The phone number of our registered office is +353 1 237 3700.

Our agent for service of process in the United States is Cogency Global Inc.,122 East 42nd Street, 18th Floor, New York, NY 10168, (800) 221-0102.

Our website can be found at www.breraholdings.com. Brera FC’s website is www.brerafc.com. The information contained on our websites is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our Class B Ordinary Shares.

The Offering

Shares offered:	105,000 Class B Ordinary Shares issuable upon the exercise of the Representative’s Warrant.

Shares to be outstanding prior to this offering: (1)	7,770,000 Class A Ordinary Shares and 3,705,000 Class B Ordinary Shares.

Shares outstanding after the offering assuming full exercise of the Representative’s Warrant: (1)	7,770,000 Class A Ordinary Shares and 3,810,000 Class B Ordinary Shares.

Representative’s Warrant:	The Representative’s Warrant is exercisable at a per share exercise price equal to $5.00. The Representative’s Warrant is exercisable at any time and from time to time, in whole or in part, until January 26, 2028. The registration statement of which this prospectus forms a part registers the sale of the Class B Ordinary Shares issuable upon exercise of the Representative’s Warrant. See “Plan of Distribution” for more information

Use of proceeds:	The Representative’s Warrant is exercisable at any time on a cashless basis or upon payment of the cash exercise price of $5.00 per share. Assuming the full exercise of the Representative’s Warrant for cash, we will receive gross proceeds of $525,000. We plan to use the proceeds for working capital and general corporate purposes. See “Use of Proceeds” for more information on the use of proceeds.

Risk factors:	Investing in our Class B Ordinary Shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9 before deciding to invest in our Class B Ordinary Shares.

Trading market and symbol:	Our Class B Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “BREA”. The Representative’s Warrant is not listed on any securities exchange or nationally recognized trading system.

(1)	The number of ordinary shares outstanding immediately following this offering is based on 7,700,000 Class A Ordinary Shares and 3,705,000 Class B Ordinary Shares outstanding as of the date of this prospectus and excludes:

●	7,700,000 Class B Ordinary Shares issuable upon the conversion of the 7,700,000 outstanding Class A Ordinary Shares;

●	2,000,000 Class B Ordinary Shares that are reserved for issuance under the Brera Holdings Limited 2022 Equity Incentive Plan, or the 2022 Plan; and

●	105,350 Class B Ordinary Shares issuable upon exercise of placement agent’s warrants.

Summary Consolidated Financial Information

The following summary historical financial information should be read in conjunction with financial statements and related notes beginning on p. F-1 of the Annual Report and the information under “Item 5. Operating and Financial Review and Prospects” of the Annual Report, which are incorporated by reference herein.

Our summary financial data as of and for the fiscal years ended December 31, 2022 and 2021 are derived from our audited financial statements beginning on p. F-1 of the Annual Report, which are incorporated by reference herein. The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes beginning on p. F-1 of the Annual Report, which are incorporated by reference herein.

Our financial statements are prepared and presented in accordance with IFRS. Our historical results for any period are not necessarily indicative of our future performance.

	Years Ended December 31
	2022	2022	2021	2021
Statements of Operations Data	€	$	€	$
Revenue	162,407	171,085	420,167	497,063
Costs and operating expenses:
Cost of revenue	(90,270)	(95,093)	(110,588)	(130,827)
General and administrative	(1,298,873)	(1,368,274)	(316,669)	(374,623)
Total operating expenses	(1,389,143)	(1,463,323)	(427,257)	(505,450)
Operating losses	(1,226,736)	(1,292,282)	(7,090)	(8,387)
Other income (expenses)	4,869	5,129	(47,942)	(56,716)
Finance costs	(4,988)	(5,255)	(2,693)	(3,186)
Total other income (expenses)	(119)	(125)	(50,635)	(59,902)
Loss before income taxes	(1,226,855)	(1,292,408)	(57,725)	(68,289)
Provision for income taxes	-	-	(29,331)	(34,699)
Net (loss) profit	(1,226,855)	(1,292,408)	(87,056)	(102,988)

	As of December 31,
	2022	2022	2021	2021
Balance Sheet Data	€	$	€	$
Cash	347,229	371,466	26,957	30,512
Current assets	825,345	882,954	220,578	249,664
Total assets	1,125,099	1,203,631	598,165	677,040
Current liabilities	(1,013,826)	(1,084,591)	(534,483)	(604,961)
Total liabilities	(1,256,312)	(1,344,003)	(851,986)	(964,330)
Shareholders’ deficit	131,213	140,372	253,821	287,290
Total liabilities and shareholders’ deficit	(1,125,099)	(1,203,631)	(598,165)	(677,040)

RISK FACTORS

An investment in our Class B Ordinary Shares involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, and the financial and other information set forth under “Item 3.D. Risk Factors” of the Annual Report, which is incorporated herein by reference, and in other filings we make with the SEC, before purchasing our Class B Ordinary Shares. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus and in the reports incorporated herein by reference, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Risks Related to This Offering

We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.

We may receive up to $525,000 in proceeds upon the exercise of the Representative’s Warrant. While we currently intend to use these proceeds for working capital and general corporate purposes, we have considerable discretion in the application of the proceeds. Based on unforeseen technical, commercial or regulatory issues, we could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the Company will utilize the net proceeds in a manner that enhances the value of the Company. If the Company fails to spend the proceeds effectively, the Company’s business and financial condition could be harmed, and there may be the need to seek additional financing sooner than expected.

Raising additional capital may cause dilution to our shareholders, including purchasers of Class B Ordinary Shares in this offering or restrict our operations.

Until such time, if ever, as we can generate substantial revenues, we expect to finance our cash needs through a combination of equity and/or debt financings and collaborations, licensing agreements or other strategic arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a holder of our Class B Ordinary Shares.

To the extent that we raise additional capital through debt financing, it would result in increased fixed payment obligations and a portion of our operating cash flows, if any, being dedicated to the payment of principal and interest on such indebtedness. In addition, debt financing may involve agreements that include restrictive covenants that impose operating restrictions, such as restrictions on the incurrence of additional debt, the making of certain capital expenditures or the declaration of dividends.

The resale by the selling shareholders may cause the market price of our Class B Ordinary Shares to decline.

The resale of Class B Ordinary Shares by the selling shareholders in the resale offering could result in resales of our Class B Ordinary Shares by our other shareholders concerned about selling volume. In addition, the resale by the selling shareholders could have the effect of depressing the market price for our Class B Ordinary Shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” and “Risk Factors” in this prospectus and under “Item 3.D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospectus” of the Annual Report and may be contained in our future SEC reports. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	our projected revenues, profits, earnings and other estimated financial information;

●	our ability to secure additional funding necessary for the expansion of our business;

●	the growth of and competition trends in our industry;

●	our expectations regarding the popularity and competitive success of Brera FC;

●	our ability to maintain strong relationships with our fans, supporters and sponsors;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus in the Annual Report under “Item 3.D. Risk Factors”, and the risks detailed from time to time in our future SEC reports. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We may receive up to $525,000 in proceeds upon the exercise of the Representative’s Warrant. We have no specific plan for such proceeds except to generate funds for working capital and general corporate purposes.

We will have broad discretion in the way that we use these proceeds. See “Risk Factors — Risks Related to This Offering — We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our ordinary shares. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant, and will be subject to compliance with applicable laws, including the Irish Companies Act, which requires Irish companies to have distributable reserves available for distribution equal to or greater than the amount of the proposed dividend. See also “Item 3.D. Risk Factors—Risks Related to the Ownership of Our Class B Ordinary Shares—We do not currently intend to pay dividends on our securities and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Class B Ordinary Shares. In addition, any distribution of dividends must be in accordance with the rules and restrictions applying under Irish law.” in the Annual Report, which is incorporated by reference herein.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2022:

The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus, including the Annual Report and the consolidated financial statements incorporated by reference herein.

	€	$
Cash	347,229	371,466
Total long-term obligations	(242,486)	(259,412)
Shareholders’ deficit
Share capital
Class A Ordinary Shares, nominal value US$0.005 per share, 50,000,000 Class A Ordinary Shares authorized, 7,700,000 shares issued and outstanding	35,988	38,500
Class B Ordinary Shares, nominal value US$0.005 per share, 250,000,000 Class B Ordinary Shares authorized, 2,205,000 shares issued and outstanding	10,306	11,025
Subscription receivable	(935)	(1,000)
Accumulated other comprehensive income	26,773	28,642
Other reserve	1,302,846	1,393,785
Accumulated deficit	(1,506,191)	(1,611,323)
Total shareholder’s deficit	(131,213)	(140,372)
Total capitalization	(1,013,826)	(1,084,591)

MATERIAL UNITED STATES AND IRISH INCOME TAX CONSIDERATIONS

The following summary contains a description of material Irish and U.S. federal tax consequences of the acquisition, ownership and disposition of our Class B Ordinary Shares. This summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to acquire ordinary shares in this offering.

Irish Tax Considerations

The following is a summary of the material Irish tax consequences for certain beneficial holders of our Class B Ordinary Shares. The summary is based upon Irish tax laws and the practice of the Revenue Commissioners of Ireland in effect on the date of this prospectus and correspondence with the Revenue Commissioners of Ireland. Changes in law and/or administrative practice may result in alteration of the tax considerations described below, possibly with retrospective effect.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive, and holders of our Class B Ordinary Shares should consult their own tax advisors about the Irish tax consequences (and the tax consequences under the laws of other relevant jurisdictions) of this offering, including the acquisition, ownership, and disposal of our Class B Ordinary Shares. The summary applies only to shareholders who will own our Class B Ordinary Shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired ordinary shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Tax on Chargeable Gains

The current rate of tax on chargeable gains (where applicable) in Ireland is 33%.

A disposal of our Class B Ordinary Shares by a shareholder who is not resident or ordinarily resident for tax purposes in Ireland will not give rise to Irish tax on any chargeable gain realized on such disposal unless such Class B Ordinary Shares are used in or for the purposes of a trade carried on by such shareholder in Ireland through a branch or agency or are used or held or acquired for use by or for the purposes of such a branch or agency.

A holder of our Class B Ordinary Shares who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal of our Class B Ordinary Shares during the period in which such individual is non-resident.

Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares in Irish incorporated companies generally is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises, it is generally a liability of the buyer or transferee. Irish stamp duty may, depending on the manner in which our Class B Ordinary Shares are held, be payable in respect of transfers of our Class B Ordinary Shares.

Shares held through DTC

It is expected that a transfer of our Class B Ordinary Shares effected by means of the transfer book entry interests in DTC will not be subject to Irish stamp duty.

Shares held outside of DTC or transferred into or out of DTC

A transfer of our Class B Ordinary Shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Holders of our Class B Ordinary Shares wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:

●	there is no change in the beneficial ownership of such shares as a result of the transfer; and

●	the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares by a beneficial owner to a third party.

Due to the potential Irish stamp duty charge on transfers of our Class B Ordinary Shares, any person who wishes to acquire shares of our company should consider acquiring such shares through DTC.

Withholding Tax on Dividends

We do not expect to pay dividends for the foreseeable future. To the extent that we do make dividend payments (or other returns to shareholders that are treated as “distributions” for Irish tax purposes), it should be noted that such distributions made by us will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax, or DWT, currently at a rate of 25%.

For DWT purposes, a distribution includes any distribution that may be made by us to our shareholders, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, we are responsible for withholding DWT prior to making such distribution.

General Exemptions

The following is a general overview of the scenarios where it will be possible for us to make payments of dividends without deduction of DWT.

Irish domestic law provides that a non-Irish resident holder of our Class B Ordinary Shares is not subject to DWT on dividends received from us if such shareholder is beneficially entitled to the dividend and is either:

●	a person (not being a company) resident for tax purposes in a Relevant Territory (including the United States) and is neither resident nor ordinarily resident in Ireland (the current list of Relevant Territories for DWT purposes are: Albania, Armenia, Australia, Austria, Bahrain, Belarus, Belgium, Bosnia & Herzegovina, Botswana, Bulgaria, Canada, Chile, China, Croatia, Cyprus, Czech Republic, Denmark, Egypt, Estonia, Ethiopia, Finland, France, Georgia, Germany, Ghana, Greece, Hong Kong, Hungary, Iceland, India, Israel, Italy, Japan, Kazakhstan, Kenya, Korea, Kosovo, Kuwait, Latvia, Lithuania, Luxembourg, Macedonia, Malaysia, Malta, Mexico, Moldova, Montenegro, Morocco, Netherlands, New Zealand, Norway, Pakistan, Panama, Poland, Portugal, Qatar, Romania, Russia, Saudi Arabia, Serbia, Singapore, Slovak Republic, Slovenia, South Africa, Spain, Sweden, Switzerland, Thailand, The Republic Of Turkey, Ukraine, United Arab Emirates, United Kingdom, United States, Uzbekistan, Vietnam and Zambia);

●	a company which is not resident for tax purposes in Ireland but is resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

●	a company, which is not resident for tax purposes in Ireland, that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

●	a company, which is not resident for tax purposes in Ireland, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

●	a company, which is not resident for tax purposes in Ireland, that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance, and provided, in all cases noted above, we have received from the holder of our Class B Ordinary Shares, where required, the relevant Irish Revenue Commissioners DWT Form(s) prior to the payment of the dividend and such DWT Form(s) remain valid.

For non-Irish resident holders of our Class B Ordinary Shares that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

The holders of our Class B Ordinary Shares that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT (subject if required to certain administrative obligations being satisfied). If any holders of our Class B Ordinary Shares are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Revenue Commissioners of Ireland.

Income Tax on Dividends Paid on our Class B Ordinary Shares

Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies. A shareholder that is not resident or, in the case of individuals, ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend received from us. An exception to this position may apply where such holder holds our Class B Ordinary Shares through a branch or agency in Ireland through which a trade is carried on.

A holder of our Class B Ordinary Shares that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or a liability to the universal social charge. The DWT deducted by us discharges the liability to income tax. An exception to this position may apply where the holder holds our Class B Ordinary Shares through a branch or agency in Ireland through which a trade is carried on.

Capital Acquisitions Tax

Irish capital acquisitions tax, or CAT, comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of our Class B Ordinary Shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because our Class B Ordinary Shares are regarded as property situated in Ireland for Irish CAT purposes as our share register must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is currently levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee, and (ii) the aggregation of the values of previous taxable gifts and taxable inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses of the same marriage or civil partners of the same civil partnership are exempt from CAT. Children have a tax-free threshold of €335,000 in respect of taxable gifts or inheritances received from their parents. The holders of our Class B Ordinary Shares should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

There is also a “small gift exemption” from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. HOLDERS OF OUR CLASS B ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES IN IRELAND, INCLUDING RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSAL OF SUCH ORDINARY SHARES.

U.S. Federal Income Taxation Considerations

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of our ordinary shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our ordinary shares pursuant to this prospectus and hold such ordinary shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and the income tax treaty between Ireland and the United States (the “Treaty”), all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, currency or securities dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold our ordinary shares as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power of our shares, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the U.S. federal income tax consequences relating to an investment in our ordinary shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our ordinary shares. Persons considering an investment in our ordinary shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our ordinary shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a passive foreign investment company, or PFIC, for any taxable year in which either (1) at least 75% of its gross income is “passive income” or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although we do not believe that we were a PFIC for the year ending December 31, 2021, our determination is based on an interpretation of complex provisions of the law, which are not addressed in a significant number of administrative pronouncements or rulings by the Internal Revenue Service, or IRS. Accordingly, there can be no assurance that our conclusions regarding our status as a PFIC for the 2021 taxable year will not be challenged by the IRS and, if challenged, upheld in appropriate proceedings.  In addition, because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current taxable year. Because we may continue to hold a substantial amount of cash and cash equivalents, and because the calculation of the value of our assets may be based in part on the value of our ordinary shares, which may fluctuate considerably, we may be a PFIC in future taxable years. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Our status as a PFIC is a fact-intensive determination made on an annual basis.

If we are a PFIC in any taxable year during which a U.S. Holder owns our ordinary shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our ordinary shares, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of our ordinary shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our ordinary shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our ordinary shares, that U.S. Holder must generally continue to treat us as a PFIC for all succeeding years during which the U.S. Holder holds our ordinary shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our ordinary shares. If the election is made, the U.S. Holder will be deemed to sell our ordinary shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s ordinary shares would not be treated as shares of a PFIC unless we subsequently again become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares and one of our non-U.S. corporate subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to our non-U.S. subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our ordinary shares if such U.S. Holder makes a valid “mark-to-market” election for our ordinary shares. A mark-to-market election is available to a U.S. Holder only for “marketable stock”.

Our ordinary shares will be marketable stock so long as they remain listed on Nasdaq and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of our ordinary shares held at the end of such taxable year over the adjusted tax basis of such ordinary shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such our ordinary shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our ordinary shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of our ordinary shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.

A mark-to-market election will not apply to our ordinary shares for any taxable year during which we are not a PFIC, but it will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future notwithstanding the U.S. Holder’s mark-to-market election for our ordinary shares.

The tax consequences that would apply if we are or become a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. At this time, we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election. Consequently, prospective investors should assume that a QEF election will not be available.

U.S. persons who are investors in a PFIC are generally required to file an annual information return on IRS Form 8621 containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our ordinary shares, the consequences to them of an investment in a PFIC, any elections available with respect to our ordinary shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of the ordinary shares of a PFIC.

Distributions

Subject to the discussion above under “—Passive Foreign Investment Company Consequences”, a U.S. Holder that receives a distribution with respect to our ordinary shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s ordinary shares. To the extent the non-dividend portion of the distribution exceeds the adjusted tax basis of the U.S. Holder’s ordinary shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Distributions on our ordinary shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

As discussed above under “Dividend Policy”, we do not currently expect to make distributions on our ordinary shares. Subject to the discussion above under “—Passive Foreign Investment Company Consequences”, for so long as our ordinary shares are listed on Nasdaq or we are eligible for benefits under the Treaty, dividends paid to certain non-corporate U.S. Holders will be eligible for taxation as “qualified dividend income” and therefore, subject to applicable holding period requirements, will be taxable at rates not in excess of the long-term capital gain rate applicable to such U.S. Holder. The amount of a dividend will include any amounts withheld by us in respect of Irish income taxes. The amount of the dividend will be treated as foreign source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in Euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars at a later date.

Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s particular circumstances, Irish income taxes withheld from dividends on ordinary shares (at a rate not exceeding the rate provided by the Treaty) will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Irish income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Dividends paid by a “qualified foreign corporation” are eligible for taxation for certain non-corporate U.S. Holders at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain requirements are met. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “—Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.

A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the U.S. Secretary of the Treasury determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on ordinary shares that are readily tradable on an established securities market in the United States. We believe that we qualify as a resident of Ireland for purposes of, and are eligible for the benefits of, the Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange of information provision. Therefore, subject to the discussion above under “—Passive Foreign Investment Company Consequences”, if the Treaty is applicable, such dividends will generally be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain conditions are met, including holding period and the absence of certain risk reduction transactions.

Sale, Exchange or Other Disposition of Our Ordinary Shares

Subject to the discussion above under “—Passive Foreign Investment Company Consequences”, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of our ordinary shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in our ordinary shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for noncorporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, our ordinary shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our ordinary shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our ordinary shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our ordinary shares.

Information Reporting

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our ordinary shares, including, among others, IRS Form 8938, Statement of Specified Foreign Financial Assets. As described above under “—Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 to acquire our ordinary shares are required to file IRS Form 926, Return by a U.S. Transferor of Property to a Foreign Corporation, reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

U.S. Holders should consult their own tax advisors regarding the information reporting rules.

ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

PLAN OF DISTRIBUTION

This prospectus relates to 105,000 Class B Ordinary Shares issuable upon the exercise of the Representative’s Warrant, which was issued in our initial public offering. The terms of the Representative’s Warrant are described in Exhibit 4.24 to the Annual Report, which is incorporated by reference herein.

The Class B Ordinary Shares issuable upon the exercise of the Representative’s Warrant will not be offered through underwriters, or brokers or dealers. We will not pay any compensation in connection with the offering of the Class B Ordinary Shares upon exercise of the Representative’s Warrant.

The Class B Ordinary Shares offered by this prospectus will be issued and sold upon the exercise of the Representative’s Warrant. The Class B Ordinary Shares issuable upon exercise of the Representative’s Warrant will be listed on Nasdaq under the symbol “BREA.” The Class B Ordinary Shares will be distributed to the holder or holders of the Representative’s Warrant who exercise the Representative’s Warrant in accordance with the terms of the Representative’s Warrant.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of Ireland. Almost all of our directors and officers reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because most of our assets, and most of the assets of our directors and officers, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States. It also may be difficult for an investor, or any other person or entity, to assert United States securities laws claims in original actions instituted in Ireland.

In addition, it may not be possible to enforce court judgments obtained in the United States against us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. The United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters.

The following requirements must be met before a judgment of a U.S. court will be deemed to be enforceable in Ireland:

●	the judgment must be for a definite sum;

●	the judgment must be final and conclusive; and

●	the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse enforcement if the U.S. judgment was obtained by fraud, if the judgment violates Irish public policy, if the judgment is in breach of natural or constitutional justice or if it is irreconcilable with an earlier foreign judgment. There is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

Foreign judgments enforced by Irish courts generally will be payable in euros. An Irish court hearing an action to recover an amount in a non-Irish currency will render judgment for the equivalent amount in Irish currency.

Our agent for service of process in the United States is Cogency Global Inc.,122 East 42nd Street, 18th Floor, New York, NY 10168, (800) 221-0102.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the Class B Ordinary Shares by us. With the exception of the SEC registration fee, all amounts are estimates.

Amount
SEC registration fee	$1,956.47
Accounting fees and expenses	1,000.00
Legal fees and expenses	5,000.00
Transfer agent fees and expenses	1,000.00
Printing fees and expenses	1,000.00
Miscellaneous	5,000.00
TOTAL	$14,956.47

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Bevilacqua PLLC. The validity of the Class B Ordinary Shares offered in this offering and certain other legal matters as to Irish law will be passed upon for us by Philip Lee LLP, Dublin, Ireland.

EXPERTS

The audited consolidated financial statements as of December 31, 2022, and for each of the years in the two-year period ended December 31, 2022, incorporated herein by reference from the Annual Report, have been audited by TAAD LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing. The offices of TAAD LLP are located at 20955 Pathfinder Rd, Suite 370, Diamond Bar, CA 91765.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the ordinary shares.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is https://www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at https://investors.breraholdings.com/ as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus and any accompanying prospectus supplement. The documents listed below are incorporated by reference:

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on May 1, 2023;

●	our Reports on Form 6-K, filed with the SEC on February 1, 2023, February 15, 2023, March 29, 2023, and May 8, 2023; and

●	the description of the Class B Ordinary Shares contained in the Company’s Registration Statement on Form 8-A (File No. 001-41606), filed with the SEC on January 26, 2023, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to Asset Entities Inc., Attn: Secretary, Connaught House, 5th Floor, One Burlington Road, Dublin 4, D04 C5Y6, Ireland, or by calling us at +353 1 237 3700.

Brera Holdings PLC

105,000 Class B Ordinary Shares Issuable Upon Exercise of
Outstanding Representative’s Warrant

PROSPECTUS

                    , 2023

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 10, 2023

PRELIMINARY PROSPECTUS

Brera Holdings PLC

1,705,000 Class B Ordinary Shares

This prospectus relates to 1,705,000 Class B Ordinary Shares, nominal value $0.005 per share, or the Class B Ordinary Shares, of Brera Holdings PLC that may be sold from time to time by the selling shareholders named in this prospectus.

We will not receive any proceeds from the sales of outstanding Class B Ordinary Shares by the selling shareholders.

Our Class B Ordinary Shares are listed on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”), under the symbol “BREA”. As of May 9, 2023, the last reported sales price of our Class B Ordinary Shares on Nasdaq was $2.38.

We have two classes of authorized ordinary shares, Class A Ordinary Shares, nominal value $0.005 per share (the “Class A Ordinary Shares”), and Class B Ordinary Shares. The rights of the holders of Class A Ordinary Shares and Class B Ordinary Shares are identical, except with respect to voting and conversion. The Class A Ordinary Shares generally vote together with the Class B Ordinary Shares as a group, unless otherwise prohibited by law. Each Class A Ordinary Share is entitled to ten votes and is convertible into one Class B Ordinary Share. Each Class B Ordinary Shares is entitled to one vote and is not convertible.

As of the date of this prospectus, our founders, the holders of our outstanding Class A Ordinary Shares, collectively held approximately 95.4% of the voting power of our outstanding share capital and collectively are therefore our controlling shareholders. The holders of our Class A Ordinary Shares are Alessandro Aleotti, our Chief Strategy Officer and a director; Leonardo Aleotti, the adult son of Alessandro Aleotti; Daniel Joseph McClory, our Executive Chairman and a director; Pinehurst Partners LLC, which is controlled by Daniel Joseph McClory; Marco Sala, a former director; and Niteroi Spa, which is controlled by Adrio Maria de Carolis, a former director. Furthermore, Alessandro Aleotti, Daniel Joseph McClory, and Adrio Mario de Carolis directly or indirectly control approximately 31.7%, 28.5% and 31.0% of all voting rights, respectively. Therefore, each of these beneficial owners may have controlling voting power. Our key officers and directors collectively beneficially own approximately 46.9% of our outstanding share capital and collectively have approximately 60.7% of voting power in the Company. As a result, they have controlling voting power and the ability to approve all matters submitted to our shareholders for approval.

As a result, we are a “controlled company” under Nasdaq’s rules, and, as such, may elect to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq, although we do not intend to do so. See “Item 3.D. Risk Factors—Risks Related to the Ownership of Our Class B Ordinary Shares—As a ‘controlled company’ under the rules of Nasdaq, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2022 (the “Annual Report”), which is incorporated by reference into this prospectus.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Item 3.D. Risk Factors—Risks Related to the Ownership of Our Class B Ordinary Shares—We are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our shareholders could receive less information than they might expect to receive from more mature public companies.” in the Annual Report, which is incorporated by reference into this prospectus.

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

The selling shareholders may offer and sell the Class B Ordinary Shares being offered by this prospectus from time to time in public or private transactions, or both. These sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling shareholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the shares, or both. Any participating broker-dealers and any selling shareholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their Class B Ordinary Shares. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

Investing in our securities involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our securities under the heading “Risk Factors” beginning on page 9 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      .

[Alternate Page for Resale Prospectus]

The Offering

Class B Ordinary Shares offered by the selling shareholders:	This prospectus relates to 1,705,000 Class B Ordinary Shares that may be sold from time to time by the selling shareholders named in this prospectus.

Shares outstanding: (1)	7,700,000 Class A Ordinary Shares and 3,705,000 Class B Ordinary Shares.

Use of proceeds:	We will not receive any proceeds from the sales of outstanding Class B Ordinary Shares by the selling shareholders.

Risk factors:	Investing in our Class B Ordinary Shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9 before deciding to invest in our Class B Ordinary Shares.

Trading market and symbol:	Our Class B Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “BREA”.

(1)	The number of Class B Ordinary Shares outstanding is based on 7,700,000 shares of our Class A Ordinary Shares and 3,705,000 shares of our Class B Ordinary Shares outstanding as of the date of this prospectus, and excludes:

●	2,000,000 Class B Ordinary Shares that are reserved for issuance under the Brera Holdings Limited 2022 Equity Incentive Plan;

●	105,350 Class B Ordinary Shares issuable upon exercise of placement agent’s warrants; and

●	105,000 Class B Ordinary Shares issuable upon exercise of a warrant issued to the representative of the underwriters in connection with our initial public offering.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of Class B Ordinary Shares by the selling shareholders.

The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

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SELLING SHAREHOLDERS

We are registering the Class B Ordinary Shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of these securities or as otherwise disclosed below, the selling shareholders have not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years, and based on the information provided to us by the selling shareholders, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any ordinary shares that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding ordinary shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second column lists the number of Class B Ordinary Shares beneficially owned by each selling shareholder. The third column lists the Class B Ordinary Shares being offered by this prospectus by the selling shareholders.

The selling shareholders can offer all, some or none of their Class B Ordinary Shares. See “Plan of Distribution.” We therefore have no way of determining the number of Class B Ordinary Shares each selling shareholder will hold after this offering. Therefore, the fourth and fifth columns assume that each selling shareholder will sell all Class B Ordinary Shares covered by this prospectus.

	Class B Ordinary Shares Beneficially Owned Prior to this	Number of Shares Being	Class B Ordinary Shares Beneficially Owned After this Offering
Name of Selling Shareholder	Offering	Offered	Shares	Percent (1)
ARCH Beauty, LLC (2)	25,000	25,000	—	—
BaseStones Inc. (3)	220,000	220,000	—	—
Chris Etherington (4)	280,000 (5)	25,000	—	—
Eternal Horizon International Company Limited (6)	50,000	50,000	—	—
Gilbert Wing Kai Lam (7)	100,000	100,000	—	—
Grant McClory (8)	250,000	250,000	—	—
Keith C Moore Consulting, Inc. (9)	50,000	50,000	—	—
Latigo Partners, LLC (10)	100,000	100,000	—	—
Lucia Giovannetti (11)	200,000	200,000	—	—
Maria Elena Cappello (12)	25,000	25,000	—	—
Mark Olivier (13)	25,000	25,000	—	—
Michael Gatto and Danielle Gatto (14)	10,000	10,000	—	—
Nicola Serragiotto and Alessandra Zago (15)	10,000	10,000	—	—
Oleta Investments, LLC (16)	255,000	255,000	—	—
Piuma, LLC (17)	175,000	175,000	—	—
Rui Wu (18)	50,000	50,000	—	—
Thaddeus LaGrone (19)	10,000	10,000	—	—
Varkes Churukian (20)	25,000	25,000	—	—
Vertical Holdings, LLC (21)	100,000	100,000	—	—

(1)	Applicable percentage ownership after this offering is based on 3,705,000 Class B Ordinary Share deemed to be outstanding as of the date of this prospectus.

(2)	Dr. Krista Archer has sole voting and dispositive power over the shares held by ARCH Beauty, LLC. ARCH Beauty, LLC’s business address is 292A Sackett St, Brooklyn, NY 11231.

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(3)	Mohammad Ansari has sole voting and dispositive power over the shares held by BaseStones, Inc. BaseStones, Inc.’s business address is 1901 Avenue of the Stars, #200, Los Angeles, CA 90067, United States.

(4)	Chris Etherington’s address is 48 Iron Trail, Ladera Ranch, CA, 92694, United States.

(5)	Consists of (i) 25,000 Class B Ordinary Shares held by Chris Etherington; and (ii) 255,000 Class B Ordinary Shares held by Oleta Investments, LLC, of which Mr. Etherington has sole voting and dispositive power.

(6)	Jie Xu has sole voting and dispositive power over the shares held by Eternal Horizon International Company Limited. Eternal Horizon International Company Limited’s business address is 16/F, Gateway 1, Tsim Sha Tsui, Hong Kong, China.

(7)	Gilbert Wing Kai Lam’s address is Block G, 6/F, Wai Kei House, 91, Sai Yee Street, Mong Kok, Hong Kong, China.

(8)	Grant McClory’s address is 49 Tulip Pl, Aliso Viejo, CA 92656, United States.

(9)	Keith C. Moore has sole voting and dispositive power over the shares held by Keith C Moore Consulting, Inc. Keith C. Moore is the Chief Executive Officer of Boustead Securities, LLC, a broker-dealer which was engaged by the Company to act as placement agent and financial advisor. Keith C Moore Consulting, Inc. purchased its Class B Ordinary Shares in the ordinary course of business, and at the time of the purchase of such shares, had no agreements or understandings, directly or indirectly, with any person to distribute the Class B Ordinary Shares. Keith C Moore Consulting, Inc.’s business address is 318 N Carson St, Suite 208, Carson City, NV 89701, United States.

(10)	Keith C. Moore has sole voting and dispositive power over the shares held by Latigo Partners, LLC. Keith C. Moore is the Chief Executive Officer of Boustead Securities, LLC, a broker-dealer which was engaged by the Company to act as placement agent and financial advisor. Latigo Partners, LLC purchased its Class B Ordinary Shares in the ordinary course of business, and at the time of the purchase of such shares, had no agreements or understandings, directly or indirectly, with any person to distribute the Class B Ordinary Shares. Latigo Partners, LLC’s business address is 318 N Carson St, Suite 208, Carson City, NV 89701, United States.

(11)	Lucia Giovannetti’s address is Viale Campania 39, 20133 Milan, Italy.

(12)	Maria Elena Cappello’s address is Via Giacomo Puccini 5, 20121 Milan, Italy.

(13)	Mark Olivier’s address is 10882 Coronel Rd., Santa Ana, CA 92705, United States.

(14)	Michael Gatto and Danielle Gatto’s address is 1452 Plaza Francisco, Palos Verdes Estates, CA 90274, United States.

(15)	Nicola Serragiotto and Alessandra Zago’s address is 27062 Clarence Ct, Valencia, CA 91355, United States.

(16)	Chris Etherington has sole voting and dispositive power over the shares held by Oleta Investments, LLC. Oleta Investments, LLC’s business address is 48 Iron Trail, Ladera Ranch, CA, 92694, United States.

(17)	Massimo Ferragamo has sole voting and dispositive power over the shares held by Piuma, LLC. Piuma, LLC’s business address is 663 5th Ave, 4th Floor, New York, NY 10022, United States.

(18)	Rui Wu’s address is 20A, Tower 2, The Harbourside No 1. Austin Road, West, KLN, Hong Kong, China.

(19)	Thaddeus LaGrone’s address is 23016 Lake Forest Drive, Ste D304, Laguna Hills, CA 92653, United States.

(20)	Varkes Churukian’s address is 26664 Trillium Drive, Farmington Hills, MI 48331, United States.

(21)	Kevan Casey has sole voting and dispositive power over the shares held by Vertical Holdings, LLC. Vertical Holdings, LLC’s business address is 9337B, Katy Freeway, #296, Houston, TX 77024, United States.

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PLAN OF DISTRIBUTION

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

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In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Class B Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class B Ordinary Shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

To the fullest extent permitted by Irish law, our constitution (which will be substantially in the form attached as Exhibit 3.2 to this registration statement) will confer an indemnity on our directors and officers. However, this indemnity is limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Irish Companies Act will be void under Irish law, whether contained in its constitution or any contract between the company and the director or corporate secretary. This restriction does not apply to our executives who are not directors or other persons who would not be considered “officers” within the meaning of that term under the Irish Companies Act.

Our constitution will also contain indemnification and expense advancement provisions for persons who are not directors or our corporate secretary.

We have obtained standard policies of directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents, which is permitted under our constitution and the Irish Companies Act.

We have entered into agreements to provide for customary indemnification of our directors to the maximum extent allowed under applicable law. Under the form of director and officer indemnification agreement filed as an exhibit to this registration statement, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act.

Founder Share Issuances

On July 14, 2022, we issued 8,100,000 Class A Ordinary Shares and 100,000 Class B Ordinary Shares in connection with the incorporation of Brera Holdings Limited, at an issue price of $0.005 per share, for a total consideration of $41,000. All of the shares were sold to members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital, in reliance upon (i) the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws, or (ii) the provisions of Regulation S promulgated under the Securities Act.

The following table presents the amounts of Class A Ordinary Shares issued and aggregate purchase prices paid by the members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital. The terms of these purchases were the same for all purchasers of our ordinary shares.

Shareholder	Class A Ordinary Shares	Class B Ordinary Shares	Aggregate Purchase Price Paid
Daniel Joseph McClory, Executive Chairman and Director	2,500,000	-	$12,500
Niteroi Spa(1)	2,500,000	-	$12,500
Alessandro Aleotti, Chief Strategy Officer and Director	2,500,000	-	$12,500
Leonardo Aleotti(2)	250,000	-	$1,250
Marco Sala, former Director	350,000	-	$1,750
KAP Global Holding Limited(3)	-	100,000	$500

(1)	Niteroi Spa is an Italian joint-stock company. Niteroi Spa’s sole director is Adrio Maria de Carolis, a former director of Brera Holdings. Adrio Maria de Carolis is deemed to beneficially own the Class A Ordinary Shares owned by Niteroi Spa and has sole voting and dispositive powers over its shares. Niteroi Spa’s corporate office is Piazza San Giorgio 2, 20121 Milan MI, Italy.

(2)	Leonardo Aleotti is the adult son of Alessandro Aleotti, our Chief Strategy Officer and director.

(3)	KAP Global Holding Limited is a Hong Kong limited company. KAP Global Holding Limited’s director is Stefano Locatelli. Marco Sala, Stefano Locatelli, Sergio Carlo Scalpelli, our Chief Executive Officer and director, Alessandro Aleotti, our Chief Strategy Officer and director, Massimo Ferlini and Christian Rocca as members of KAP Global Holding Limited are deemed to beneficially own the Class B Ordinary Shares owned by KAP Global Holding Limited and have voting and dispositive powers over its shares. KAP Global Holding Limited’s registered office is located at Room 903, 9/F., Kodak House II, 39 Healthy Street East, Quarry Bay, Hong Kong.

Surrendered Founder Shares and Related Share Issuances

On September 21, 2022, Daniel Joseph McClory, our Executive Chairman and director, surrendered his 2,500,000 Class A Ordinary Shares and we issued 2,250,000 Class A Ordinary Shares to Pinehurst Partners LLC, whose sole beneficial owner is Daniel Joseph McClory, 200,000 Class B Ordinary Shares to Lucia Giovannetti, and 50,000 Class B Ordinary Shares to Christopher Paul Gardner, our director nominee, for $11,250, $1,000 and $250, respectively.

On October 5, 2022, Marco Sala surrendered 250,000 of his Class A Ordinary Shares, Daniel Joseph McClory surrendered 250,000 of his Class B Ordinary Shares and we issued 50,000 Class A Ordinary Shares to each of Daniel Joseph McClory and Alessandro Aleotti, our Chief Strategy Officer and director, and 50,000 Class B Ordinary Shares to each of Alberto Libanori, our director, Pietro Bersani, our director nominee, Goran Pandev, our director nominee, and Sergio Carlo Scalpelli, our Chief Executive Officer and director, for aggregate purchase prices of $250 each, and 250,000 Class B Ordinary Shares to Grant McClory, Daniel Joseph McClory’s adult son, for $1,250.

On November 11, 2022, we issued 100,000 Class B Ordinary Shares to Christopher Paul Gardner, our director nominee, and 50,000 Class B Ordinary Shares to Sergio Carlo Scalpelli, our Chief Executive Officer and director, for $500 and $250, respectively.

Private Placements

On July 22, 2022, September 19, 2022, October 7, 2022, October 26, 2022, and November 4, 2022, we conducted private placements of Class B Ordinary Shares and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 1,505,000 Class B Ordinary Shares at $1.00 per share for a total of $1,505,000. The shares are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Ordinary Shares, subject to certain exceptions. Boustead Securities, LLC, or Boustead, acted as placement agent in this private placement. Pursuant to our engagement letter agreement with Boustead, in addition to payments of a success fee of $105,350, or 7% of the total purchase price of the shares sold in the private placement, and a non-accountable expense allowance of $15,050, or 1% of the total purchase price of the shares sold in the private placement, we agreed to issue Boustead a five-year warrant to purchase up to 105,350 Class B Ordinary Shares, exercisable on a cashless basis, with an exercise price of $1.00 per share, subject to adjustment.

No underwriters were involved in these issuances. We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
2.1	English translation of Preliminary Agreement for the Sale of Shares of a Limited Liability Company (S.R.L.) between Brera Holdings Limited and Marco Sala, Stefano Locatelli, Alessandro Aleotti, Christian Rocca, Sergio Carlo Scalpelli, and MAX SRL, dated as of July 18, 2022 (incorporated by reference to Exhibit 2.1 to Registration Statement on Form F-1 filed on November 4, 2022)
2.2	English translation of Deed of Share Transfer between Brera Holdings Limited and Marco Sala, Stefano Locatelli, Alessandro Aleotti, Christian Rocca, Sergio Carlo Scalpelli, and MAX SRL, dated as of July 29, 2022 (incorporated by reference to Exhibit 2.2 to Registration Statement on Form F-1 filed on November 4, 2022)
2.3	Letter of Intent, dated as of February 13, 2023, by and among Brera Holdings PLC, Fudbalski Klub Akademija Pandev and the Fudbalski Klub Akademija Pandev Equity Holder (incorporated by reference to Exhibit 1.1 to Form 6-K filed on February 15, 2023)
2.4	Share Purchase Agreement, dated as of April 28, 2023, by and among Brera Holdings PLC, Fudbalski Klub Akademija Pandev and the Fudbalski Klub Akademija Pandev Equity Holder (incorporated by reference to Exhibit 4.28 to Annual Report on Form 20-F filed on May 1, 2023)
3.1	Constitution of the Registrant as in effect prior to October 27, 2022 (incorporated by reference to Exhibit 3.1 to Registration Statement on Form F-1 filed on November 4, 2022)
3.2	Amended and Restated Constitution of the Registrant in effect as of October 27, 2022 (incorporated by reference to Exhibit 3.2 to Registration Statement on Form F-1 filed on November 4, 2022)
4.1	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.1 to Form 6-K filed on February 1, 2023)
4.2	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to Registration Statement on Form F-1 filed on November 4, 2022)
5.1	Legal Opinion of Philip Lee LLP (incorporated by reference to Exhibit 5.1 to Registration Statement on Form F-1 filed on November 30, 2022)
5.2	Legal Opinion of Bevilacqua PLLC (incorporated by reference to Exhibit 5.2 to Registration Statement on Form F-1 filed on November 30, 2022)
10.1	Form of Private Placement Subscription Agreement (incorporated by reference to Exhibit 10.1 to Registration Statement on Form F-1 filed on November 4, 2022)
10.2	English translation of Lease Agreement – Arena Civica, dated as of April 1, 2022 (incorporated by reference to Exhibit 10.2 to Registration Statement on Form F-1 filed on November 4, 2022)
10.3	English translation of Lease Agreement – Arena Civica, dated as of October 19, 2022 (incorporated by reference to Exhibit 10.3 to Registration Statement on Form F-1 filed on November 4, 2022)
10.4	English translation of Lease Agreement – Brera Football Village (incorporated by reference to Exhibit 10.4 to Registration Statement on Form F-1 filed on November 4, 2022)
10.5	English translation of Lease Contract between Brera Milano S.r.l. and DCS & Partner, dated as of March 1, 2023 (incorporated by reference to Exhibit 4.5 to Annual Report on Form 20-F filed on May 1, 2023)
10.6	English translation of Private Deed between KAP S.r.l. and Alessandro Aleotti and Leonardo Aleotti, dated as of July 13, 2022 (incorporated by reference to Exhibit 10.6 to Registration Statement on Form F-1 filed on November 4, 2022)
10.7	English translation of Private Deed between KAP S.r.l. and FCD Brera, dated as of July 13, 2022(incorporated by reference to Exhibit 10.7 to Registration Statement on Form F-1 filed on November 4, 2022)
10.8	English translation of Guarantee Fund for Small and Medium-Size Enterprises Form between KAP S.r.l. and Mediocredito Centrale S.p.A., dated as of May 20, 2020 (incorporated by reference to Exhibit 10.8 to Registration Statement on Form F-1 filed on November 4, 2022)
10.9	English translation of Private Agreement for Non-Interest-Bearing Loan Between Individuals between KAP S.r.l. and Sergio Carlo Scalpelli, dated as of October 28, 2021 (incorporated by reference to Exhibit 10.9 to Registration Statement on Form F-1 filed on November 4, 2022)
10.10	Form of Independent Director Agreement (incorporated by reference to Exhibit 10.10 to Registration Statement on Form F-1 filed on November 4, 2022)
10.11	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.11 to Registration Statement on Form F-1 filed on November 4, 2022)
10.12†	Consulting Agreement between Brera Holdings Limited and Sergio Carlo Scalpelli, dated as of October 5, 2022 (incorporated by reference to Exhibit 10.12 to Registration Statement on Form F-1 filed on November 4, 2022)
10.13†	Consulting Agreement between Brera Holdings Limited and Amedeo Montonati, dated as of October 18, 2022 (incorporated by reference to Exhibit 10.13 to Registration Statement on Form F-1 filed on November 4, 2022)
10.14†	Brera Holdings Limited 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to Registration Statement on Form F-1 filed on November 4, 2022)

10.15†	Form of Share Option Agreement for 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.15 to Registration Statement on Form F-1 filed on November 4, 2022)
10.16†	Form of Restricted Shares Award Agreement for 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.16 to Registration Statement on Form F-1 filed on November 4, 2022)
10.17†	Form of Restricted Share Unit Award Agreement for 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.17 to Registration Statement on Form F-1 filed on November 4, 2022)
10.18	English translation of Sponsorship Agreement between KAP S.r.l. and Fudbalski Klub Akademija Pandev, dated as of August 16, 2022 (incorporated by reference to Exhibit 10.18 to Registration Statement on Form F-1 filed on November 4, 2022)
10.19	English translation of Private Agreement For The Extension of the Sponsorship Agreement between Brera Milano S.r.l. and Fudbalsky Klub Akademija Pandev, dated as of November 25, 2022 (incorporated by reference to Exhibit 10.19 to Registration Statement on Form F-1 filed on November 30, 2022)
10.20	English translation of Private Agreement between Brera Holdings PLC and Marco Sala, dated as of November 30, 2022 (incorporated by reference to Exhibit 10.20 to Registration Statement on Form F-1 filed on November 30, 2022)
10.21	Underwriting Agreement (incorporated by reference to Exhibit 1.1 to Form 6-K filed on February 1, 2023)
10.22	English translation of Contract, dated as of March 17, 2023, by and among Brera Milano S.r.l. and Tchumene FC Sports Association (incorporated by reference to Exhibit 1.1 to Form 6-K filed on March 29, 2023)
10.23	English Translation of Lease Contract between Fudbalski Klub Akademija Pandev and Basketball Club ABA Strumica, dated as of March 3, 2023 (incorporated by reference to Exhibit 4.29 to Annual Report on Form 20-F filed on May 1, 2023)
14.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 11.1 to Annual Report on Form 20-F filed on May 1, 2023)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 to Annual Report on Form 20-F filed on May 1, 2023)
23.1*	Consent of TAAD LLP
23.2	Consent of Philip Lee LLP (included in Exhibit 5.1)
23.3	Consent of Bevilacqua PLLC (included in Exhibit 5.2)
24.1*	Power of Attorney (included on the signature page of this registration statement)
107	Filing Fee Table (incorporated by reference to Exhibit 107 to Registration Statement on Form F-1 filed on November 30, 2022)

*	Filed herewith.
†	Executive compensation plan or arrangement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milan, Italy on May 10, 2023.

Brera Holdings PLC

By:	/s/ Sergio Carlo Scalpelli
Name:	Sergio Carlo Scalpelli
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Daniel Joseph McClory and Alberto Libanori, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sergio Carlo Scalpelli	Chief Executive Officer	May 10, 2023
Sergio Carlo Scalpelli	(Principal Executive Officer) and Director

/s/ Amedeo Montonati	Chief Financial Officer	May 10, 2023
Amedeo Montonati	(Principal Financial and Accounting Officer)

/s/ Alessandro Aleotti	Chief Strategy Officer and Director	May 10, 2023
Alessandro Aleotti

/s/ Daniel Joseph McClory	Executive Chairman and Director	May 10, 2023
Daniel Joseph McClory

/s/ Alberto Libanori	Director	May 10, 2023
Alberto Libanori

/s/ Pietro Bersani	Director	May 10, 2023
Pietro Bersani

/s/ Christopher Paul Gardner	Director	May 10, 2023
Christopher Paul Gardner

/s/ Goran Pandev	Director	May 10, 2023
Goran Pandev

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Brera Holdings PLC has signed this registration statement or amendment thereto in New York on May 10, 2023.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.